Exhibit 99.2

From: Wayne Moor
Sent: Thursday, May 29, 2008 3:28 PM
To: Wendell Adair
Subject: FW: Letter

Wendell,
The attached resignation letter is being delivered to you in escrow to be released to the Board of Directors of Dyadic on the “Director Election Date” as defined therein.
Wayne Moor

June 20, 2008

I, Wayne Moor, hereby tender my resignation as a director, officer, and employee of Dyadic International, Inc. and each of its subsidiaries and affiliates, and as a trustee or other fiduciary of any plan sponsored by the Company, effective upon the election of the Class III and Class I directors of the Company, currently scheduled for June 20, 2008 (the 'Director Election Date') but in no event later than 3pm Miami time on the Director Election Date.

 /s/ Wayne Moor
Wayne Moor